Capstone Companies, Inc.
Third Quarter 2015 Financial Results
Teleconference and Webcast
November 17, 2015	OTC: CAPC

Operator:  Greetings and welcome to the Capstone Companies' Third Quarter 2015 Financial Results.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Garett Gough, Investor Relations for Capstone Companies.  Thank you, Mr. Gough, you may now begin.

Garett Gough:  Thank you, Rob, and good morning, everyone.  We appreciate your time and interest in Capstone Companies.  On the call with me today are Stewart Wallach, Capstone's President and Chief Executive Officer; and Gerry McClinton, Capstone's Chief Financial Officer.

As you are aware, we may make forward-looking statements during today's presentation.  These statements apply to future events, which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in the earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission which can be found at capstonecompanies.com or at SEC.gov.

I also want to mention that yesterday afternoon we released our third quarter financial results press release, which if you have not already seen that, it can be found on our website or the SEC website.

Stewart, I'll turn it over to you then.

Stewart Wallach:  Thank you, Garett, and good morning to everybody.  I appreciate your time with us today.  Before introducing Gerry McClinton to review the financial results, I would like to take a moment to discuss a few key points that have contributed to the financial results through the quarter.

If we step back to February 2015 for a moment when we had a strategic update webcast on the Company, we identified, at that time, some of the Company's strengths and weaknesses, and gave a cursory view of what we, as Management, needed to do to have Capstone accelerate its growth in an efficient way.  We identified specific steps that would allow us to better leverage the Company's innovativeness in product categories and strong channel positioning.

I don't know if it was crystal-clear to the Company shareholders at that time just how great an undertaking we were about to face.  We underwent aggressive changes in most areas of the Company, particularly management responsibilities, sales responsibilities, product development expansion, strengthening the Hong Kong operation, and addressing brand expansion opportunities.  These initiatives were remarkably ambitious, particularly when considering the resources of the Company.  I can comfortably say that businesses several times larger than ours would devote years to accomplish what we have completed in less than a year.

That being said, I'm very proud to share the results through Q3, and following Gerry's detailed discussion of the numbers, I will come back to expand upon the relative accomplishments being realized by our Company and the year-end impact of the same.  Gerry?

Gerry McClinton:  Thank you, Stewart, and good morning, everyone.  As we review this report, we highly recommend that you should have also reviewed the 10-K report for 2014.  The Company's financial results can fluctuate greatly from quarter-to-quarter, but the 10-K report reflects a full year's performance and discusses our strategic plans for the year.

So, let's start out by saying this has been a record third quarter for revenue and we also achieved a record third quarter net income.

Net revenue for the three months ended September 30, 2015 and 2014 were approximately $7.75 million and $7.74 million, respectively.  That's a slight increase from the previous year and a record net revenue for the third quarter.  For the nine months ended September 30, 2015 and 2014, net revenue was approximately $8.8 million and $13 million, respectively, a reduction of approximately $4.3 million from 2014.  The revenue performance in the third quarter is attributed to the May 2015 launch of Capstone's innovative new products, which were introduced at the National Hardware Show.  The nine months revenue remained under last year's level as the first six months of 2015 was adversely impacted by the West Coast port dispute and our strategic decision to curtail orders until new products were launched in May 2015.

Cost of sales for the three months ended September 30, 2015 and 2014 were approximately $5.8 million and $6.6 million, respectively, a reduction of $854,000 compared with 2014.  Even though revenue in the quarter increased over last year, cost of sales has been greatly reduced as a result of new product engineering and product design efficiencies combined with aggressive price negotiations with the factories by our Hong Kong office.  The nine months ended September 30, 2015 and 2014 cost of sales were approximately $6.4 million and $10.2 million, respectively, a reduction of $3.8 million from 2014.

Gross profit for the three months ended September 30, 2015 and 2014 was approximately $2 million and $1.1 million, respectively.  That's an $863,000 increase over 2014.  Gross profit as a percentage of sales was 25.6% in the three-month period compared with 14.4% in 2014.  This represents a significant margin improvement over last year.  In the third quarter 2014, we expensed approximately $1 million for marketing allowances targeted at product pull-through.  For the nine months ended September 30, 2015 and 2014, gross profit was approximately $2.3 million and $2.8 million, respectively.  Gross profit as a percentage of revenue was 26.7% in the nine-month period compared with 21.3% in 2014.

Total operating expenses for the three months ended September 30, 2015 and 2014 were approximately $621,000 and $759,000, respectively, a reduction of $138,000 as compared with 2014.  For the nine months ended September 30, 2015 and 2014, total operating expenses were approximately $2 million and $2.4 million, respectively, a reduction of $430,000 as compared with 2014.

Total expenses for the three-month and nine-month 2015 were lower than last year.  The following summarizes the major expense variances by category as compared with 2014.  Sales and marketing expenses for the three months ended September 30, 2015 and 2014 were approximately $17,000 and $81,000, respectively, a reduction of $64,000.  For the nine months ended September 30, 2015 and 2014, sales and marketing expenses were $185,000 and $455,000, respectively, a reduction of $270,000.

Compensation expenses for the three months ended September 30, 2015 and 2014 were approximately $314,000 and $376,000, respectively, a reduction of $62,000.  For the nine-month period ended September 30, 2015 and 2014, compensation expenses were $1.01 million and $1.05 million, respectively, a reduction of $40,000.  Overall compensation expenses have been reduced as a result of the reduction of some personnel.

Professional fees for the three months ended September 30, 2015 and 2014 were approximately $57,000 and $39,000, respectively, an increase of $18,000.  For the nine months ended September 30, 2015 and 2014, professional fees were approximately $203,000 and $145,000, respectively, an increase of $58,000.  The higher expense is the result of the Company engaging the services of a sales operations consultant to support the US office to develop and streamline communications between the US and our Hong Kong offices in preparation for greater revenue.

Product development for the three months ended September 30, 2015 and 2014 was approximately $75,000 and $95,000, respectively, a reduction of $21,000.  For the nine months ended September 30, 2015 and 2014, product development expenses were approximately $181,000 and $312,000 respectively, a reduction of $131,000.

Other general and administration for the three months ended September 30, 2015 and 2014 were approximately $159,000 and $168,000, respectively, a reduction of $10,000.  For the nine months ended September 30, 2015 and 2014, other general admin expenses were approximately $407,000 and $455,000, respectively, a reduction of $48,000.  This reduction was primarily the result of reduced banking fees caused by the lower sales volume during the first half of the year.

Net operating income for the three months ended September 30, 2015 and 2014 was approximately $1.4 million and $358,000, respectively, for an increased operating income of $1 million compared with 2014.  For the nine months ended September 30, 2015 and 2014, operating income was approximately $357,000 and $363,000, respectively, for an operating income reduction of $6,000 as compared with 2014.

With a record gross profit and reduced operating expenses, we have achieved a strong net operating income of $1.4 million for the three months ended September 30, 2015.  As compared with 2014, we have been able to improve gross profit by $863,000 and reduce operating expenses by $138,000 for a combined net operating income improvement of approximately $1 million in the quarter.

Interest expenses for the three months ended September 30, 2015 and 2014 were approximately $112,000 and $70,000, respectively, for an increase of $42,000 as compared with 2014.  For the nine months ended September 30, 2015 and 2014, interest expenses were approximately $206,000 and $223,000 respectively, for a reduction of $17,000 as compared with 2014.  Our interest expense in the third quarter increased as a result of the additional funding required to support the purchase of raw materials for the large backlog and the expansion of accounts receivable balances resulting from the higher volume in shipments.

Net income for the three months ended September 30, 2015 was approximately $1.2 million as compared with $287,000 in 2014 for an increased net income of $961,000.  For the nine months ended September 30, 2015, the Company had a net income of approximately $152,000 as compared with a net income of $134,000 in the same period 2014 for a net increase of $18,000.
Third quarter performance, with the increased revenue, higher gross margins, and reduced operating expenses, has reversed a half-year loss of $1.1 million into a nine-month profit of $152,000.  That's a net income improvement of $1.2 million in the quarter.  The significant improvement in gross margin during the period has confirmed the Company's earlier strategic decision to curtail sales in the first half as the higher new margins could have been reduced by promotional allowances to retailers to sell off older products.  New products and the launch of the Hoover brand have contributed to a $7 million backlog to be shipped in the fourth quarter and an estimated $1 million backlog moving into the first quarter of 2016.

So let's discuss the cash activities.

Our borrowing capacity with Sterling National Bank, funding support from Directors and cash flow from operations provide us with the financial resources needed to run our operations and reinvest in our business.  To fund the development expansion, marketing and inventory of new product lines, the Company may require additional working capital during this development phase.  During the first half, the Company's Chief Executive Officer and Director, Stewart Wallach; and Company Director, Dr. Jeffrey Postal, provided an additional temporary funding of $500,000 to supplement funding shortfalls during this phase.

For the nine months of 2015, cash used in operation activities was $5.2 million compared with approximately $1.4 million provided by operating activities in the same period 2014.  During the period, due to the increase in revenue, the Company's accounts receivables increased by $6.4 million, which was the main reason for the increase in cash used; however, the cash outflow was partially offset by an increase in accounts payable of $1.1 million.

Cash used in investing activities in the nine months 2015 was $58,000 compared with $44,000 in the same period 2014.

For the nine months ended September 30, 2015, net cash provided by financing activities was $5.3 million as compared with the same period in 2014, when cash used in financing activities was $1.5 million.

During the period, we have increased our notes payable for both the bank and related parties in order to fund the large custom orders being processed.  The Company's liquidity is expected to be sufficient through 2015, resulting from the combination of our existing cash position, improved operational cash flow as a result of improvements to our operating results, the Company's borrowing capacity with Sterling Bank, and, as needed, funding support from Company Directors.

As a further note, as of September 30, 2015, the Company was in compliance with all of the covenants pursuant to existing credit facilities.

This concludes my financial summary for the third quarter and nine months of 2015.  I will now turn the call back to you, Stewart.

Stewart Wallach:  Thank you, Gerry, for that detailed financial review.

While the Q3 results speak for themselves, the year-end expectation is even greater.  As I have shared in the past, it's hard to predict the Q4 versus Q1 revenues as so many factors come into play.  Last-minute requests by retailers to accelerate shipping, due to the stronger-than-expected Q3 sales activities, could significantly impact the Q4 revenue and conversely impact Q1 by bringing sales forward.  That being said, based on last-minute adjustments-to-date, an estimated $1 million of revenue will be brought forward into December that were previously expected to occur in January.

We are anticipating closing the year end at an estimated $2 million increase over our 2014 revenues of $13.6 million.  This translates to an estimated $15.5 million for 2015 year end, and we are still entering 2016 with an estimated $1 million order backlog.  All in all, I couldn't be more pleased with the Company's results.

Additionally, a significant accomplishment has been the expansion of the gross margin on these higher revenues.  Our current product lines are yielding better net margins, which result from aggressive costing activities, streamlined manufacturing processes, and introducing products that have a stronger retail value.

As we proceed into 2016, we remain committed to continue to exploit new product concepts and ideas within our areas of expertise.  We will continue to improve our operating leverage by maintaining a lean headcount and controlling our overheads.  As we have a relatively fixed cost of doing business, our operating incomes should continue to grow and improve on higher revenues.  We are committed to driving our long-term value through ongoing innovative product development, expanded product lines, and brand portfolio, which are at the core of the Company's strategy.

In closing, and before we move into some questions that have come in, I now trust you have a better understanding and appreciation of the accomplishments that took place behind the scenes over the course of 2015.  I would like to personally thank both our new and longtime shareholders for their ongoing support, and I'd like to take this opportunity wish everyone a happy, healthy, and safe holiday season.

With that, Aimee, let's go into some Q&A.

Aimee Gaudet:  Before we open up the lines, we want to address some of the questions that we've been receiving over the past few weeks via e-mail, which have come directly to me and Kei Advisors.

This one actually is directed for you, Stewart.  What is Capstone doing to engage more investors?  Does IR have a plan, and has there been any interest from venture capital firms?

Stewart Wallach:  Over the years, we have been focusing our time and resources on building the business.  We've discussed this on many occasions.  To date, we have retained Kei Advisors for a nominal fee to help us with release development and wire services, but we have not engaged with them or another firm on targeted investor relations activities.  We believe we are now in a strong position to institute a proactive IR program, specifically targeted toward retail and penny stock traders; however, for the long-term, we believe our investor relations strategy is dependent upon more than just this penny stock marketplace.  It entails a comprehensive approach to include rethinking our capital structure.  We believe that a profitable company on its way to $20 million-plus in revenue has the potential to improve its investor base and work toward uplisting on a major exchange.

Aimee Gaudet:  Great.  Okay, this next one is for Gerry.  Will Management ever consider a reverse split?  If so, under what circumstances will that occur?  Can Management do a reverse split coinciding with a secondary offering to a third-party interested in claiming a stake in CAPC?

Gerry McClinton:  As Stewart previously mentioned, establishing a strong balance sheet and capital structure that makes sense to support our growth is necessary to further our advancement as a public company.  As you may imagine, all the options are now being evaluated.

Aimee Gaudet:  Okay, great.  This question came in from one of our shareholders with regards to Hoover.  Hoover is a subsidiary of TTI, which had over $4 billion in yearly revenue.  Why didn't Hoover just buy out CAPC?

Stewart Wallach:  Well, Capstone Companies secured the Hoover Home LED license from TTI.  Our objectives were clear; we were looking for an iconic brand to help leverage our market position with retail channels that predominantly focus on name brands.  That was the extent of our pursuit, and we are pleased to be working under the guidance of such a highly reputable and successful organization.

Aimee Gaudet:  Okay, great.  The next question is, does CAPC, along with Light Engine, have any plans to expand into China?

Stewart Wallach:  Even though our factories are based in mainland China, selling directly into China has many obstacles, including registering a company in China for the reporting and collection of taxes.  Additionally, protecting the IP and product designs becomes more of a challenge when the product is readily available at retail shelves.  Our Company is currently registered in Hong Kong.  Opportunities to sell into China are available to us through retailers that have global presence, but at this point in time, the China market specifically is not on our radar.

Aimee Gaudet:  It actually appears this was a two-part question.  Can the Company comment on international sales?

Stewart Wallach: Well, to date, we have sold into Australia, Canada, Japan, Korea, the UK, and Taiwan through our global retail partners.  In 2015, we expect to have international shipments slightly in excess of $1 million of our total revenue, and we anticipate this trend to continue into 2016.

Aimee Gaudet:  Okay, great.  The next question is, how can Investors be assured that the recent success is not just a one-time event and that growth will continue?

Stewart Wallach:  Well, that's certainly a good question.  First of all, I would urge Investors to review the history of the Company.  Although our growth has been modest at times, it has always been consistent and accomplished through our strategic competencies.  The most critical component, we believe, to our ongoing success is innovation.  Our Management has demonstrated its operational effectiveness.  We have made solid investments in anticipation of growth by fortifying our Capstone International, and we effectively exploited categories ignored by our competition.  We are respected by some of the largest retailers in the world, and we are always given an opportunity to present our business proposals.  Our expanded product development commitment goes hand-in-hand with the innovation.  That being said, I don't believe that any company can or should guarantee success to its shareholders, but I can assure the shareholders that our commitment to winning has never been stronger.

Aimee Gaudet:  Okay.  This question is related to Sterling National.  Gerry, will the Company be able to increase its credit line with Sterling or some other lender if increased orders necessitate it?

Gerry McClinton:  Good question.  Over the years, we have developed a very close and supportive relationship with Sterling National Bank.  The bank understands our business and is very supportive of our goals.  We actually recently met with the bank to discuss our future revenue growth, and the bank's message was loud and clear.  They are ready to support our future growth, if needed, so expanding our credit line, when needed, will not be an issue.

Aimee Gaudet:  Okay.  It looks like I just have a few more questions here.  Can you project revenue looking out to Q1 and Q2 2016?

Gerry McClinton:  Let me take that one, Stewart.  We will not be providing quarterly guidance at this time.  As we mentioned earlier in the webcast, we will be entering 2016 with a backlog in excess of $1 million.  Please keep in mind that an additional $1 million was brought forward as urgent requests by our retailers were made, so you can see, if we had reported on Q1 a month ago, we would have been providing guidance for $2 million; therefore, we will not be providing guidance that could be misleading for Q1 and Q2.

Aimee Gaudet:  Okay.  This last question actually has four parts to it.  First, you recently updated the Capstone Facebook cover page to display the LED light bulb with a description of CPC switch technology.  Is this light bulb being sold now?

Stewart Wallach:  We do in fact have initial test orders for the bulb and shipments will be occurring in early 2016.

Aimee Gaudet:  Okay.  Where is the CPC light bulb being sold or expected to be sold?

Stewart Wallach:  As I stated in the past, in keeping with our vendor agreements, we have to maintain confidentiality until the products are available at retail.  At this time, I can't advise you where it will be sold, but I can tell you that product will be available in February.

Aimee Gaudet:  Okay.  Is this CPC light bulb being sold under the Capstone or Hoover brand?

Stewart Wallach:  The initial commitments that I've just referenced are under the Capstone brand.

Aimee Gaudet:  Are there any other CPC LED products being sold?

Stewart Wallach:  At this point, there are no other CPC LED products being sold; however, a number of the products are under development, and we are looking toward Q1 for these product announcements to occur.

Aimee Gaudet:  Okay.  Great.  I think that concludes the Q&A that I have.  Rob, you can open the lines up for any questions now.

Operator:  Yes, thank you.  If you'd like to ask a question at this time over the phone, please press star, one on your telephone keypad and a confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants that are using speaker equipment, it may be necessary to pick up your handset before pressing the star key.  One moment please, while we poll for questions.

There are no phone questions at this time.

Stewart Wallach:  All right.  Thank you, Rob.  Garett?

Garett Gough:  On behalf of Capstone, I want to thank everyone for joining the call today.  If you have any follow-up questions for Stewart or Gerry, you can reach out to me directly.  My contact information is on the press release, or you could also contact Aimee and we will make sure that your questions are addressed.

Stewart Wallach:  Thanks again.

Aimee Gaudet:  Thank you.

Gerry McClinton:  Thank you.

Operator:  This concludes today's conference call.  Thank you for your participation.  You may now disconnect your lines at this time.